Exhibit 10.39

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“Amendment”) dated as of December 19, 2008 is made and entered into by and between LeMaitre Vascular, Inc., a Delaware corporation (the “Company”), and Joseph P. Pellegrino (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of April 20, 2006 (the “Agreement”); and

WHEREAS, the parties hereto desire to amend the Agreement to comply with the requirement of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Bank and the Executive agree as follows:

1. The definition of “Lump Sum Payment” set forth in Section 1 of the Agreement is hereby amended by deleting said section and by substituting therefore:

“‘Lump Sum Payment’ shall mean a single payment of the applicable sum hereunder, paid to the Executive on the first regular payroll date of the Company that is thirty (30) days following the date of a Termination.”

2. Section 5.2(b) of the Agreement is hereby amended by inserting “and effective” following the word “signed” and prior to the word “non-disparagement” within subsection (i) thereof.

3. The Agreement is hereby amended by adding the following as a new Section 7 to the Agreement and renumbering the subsequent sections of the Agreement accordingly:

“7 SECTION 409A.

(a) Notwithstanding anything in this Agreement to the contrary:

(i) to the extent that any payment or benefit described in this Agreement constitutes ‘non-qualified deferred compensation’ under Section 409A of the Code, and to the extent that such payment or benefit is payable upon a Termination, then such payments or benefits shall only be payable upon the Executive’s ‘Separation from Service.’ The term ‘Separation from

Service’ shall mean the Executive’s ‘separation from service’ from the Company, an affiliate of the Company or a successor entity within the meaning set forth in Section 409A of the Code, determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h); and

(ii) if at the time of the Executive’s Separation from Service within the meaning of Section 409A of the Code, the Company determines that the Executive is a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s Separation from Service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s Separation from Service, or (B) the Executive’s death.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(c) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

4. All other provisions of the Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Agreement except to the extent specifically provided for herein.

5. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the Commonwealth of Massachusetts.

6. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this First Amendment to Employment Agreement to be duly executed by its officer thereunto authorized, and the Executive has hereunto set his hand, all on the day and year first above written.

LEMAITRE VASCULAR, INC.

By:	/s/ George W. LeMaitre Vascular, Inc.
Name: George W. LeMaitre
Title: Chairman and CEO

EXECUTIVE

/s/ Joseph Pellegrino
Joseph P. Pellegrino

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